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                                                                  EXHIBIT 10.45

                        EMPLOYMENT SEVERANCE AGREEMENT,
                   SETTLEMENT AGREEMENT AND GENERAL RELEASE
                   ----------------------------------------


     This Employment Severance Agreement, Settlement Agreement, and General Release ("Agreement") is made and entered into by and between H. Wayne Snavely ("Employee") and Imperial Credit Industries, Inc. (the "Employer").

     Employee has been an employee of Employer and his active employment with Employer has ended effective August 1, 2001 (the "Termination Date"), notwithstanding that Employee and Employer had entered into that certain Employment and Non-Competition Agreement dated as of January 1, 1997 (the "Employment Agreement"). Employee and Employer desire to settle fully and finally any differences between them, including, but not limited to, any differences that might arise out of Employee's employment with Employer, and the termination thereof. Employee and Employer agree that this Agreement and the related Agreement for Consulting Services between the parties of even date herewith, provided that Employer fully discharge its obligations to Employee under this Agreement and the Agreement for Consulting Services, shall supersede both the Employment Agreement and that certain Termination Protection Agreement executed by Employee and Employer on January 29, 1999. In consideration of the mutual covenants and conditions contained herein, the parties agree as follows:

     1.   General Construction
          --------------------

          This Agreement shall not in any way be construed as an admission by the parties that either has acted wrongfully or performed inadequately during the period of Employee's employment.

     2.   Termination of Employment
          -------------------------

          Employee represents, understands and agrees that his active employment with Employer has ended on the Termination Date. Employee will not otherwise seek or demand employment with Employer or any of its subsidiaries. Employee's resignation from Employer's Board of Directors and from all of Employer's subsidiary boards, officer positions and committees shall be effective on the Termination Date. Employee and Employer represent that neither has filed and neither will file any complaints, charges or lawsuits with any governmental agency, court, arbitration or other forum related to the termination of Employee's employment.

     3.   Compensation and Severance Consideration
          -----------------------------------------

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          (a)  Employer shall pay Employee for all accrued but unused vacation days through July 31, 2001, such payment to be made promptly after that date. Employee shall be entitled to all benefits as are set forth in Paragraph 4 below, from the Termination Date through July 31, 2005. Effective July 31, 2005, all such benefits of employment shall cease.

          (b) Employer shall issue to Employee promptly one million three hundred thousand (1,300,000) shares of Employer's common stock.

          (c) Employer shall pay Employee promptly his account balance pursuant to Section 7.2 of the DEC Plan (as defined below).

          (d) Employer hereby grants Employee, for a one year period commencing on the Termination Date, the right (option) to purchase all shares of preferred stock of Multi-Ag Media L.L.C., currently held by and registered in the name of Employer, for a purchase price equal to the then current book value of said shares.

          (e) Employer shall extend until July 31, 2005 the exercise period within which Employee may exercise 917,053 common stock option shares granted to Employee in January 1992, one-half of which are exercisable at a price of $0.885 per share and one-half of which are exercisable at a price of $1.40 per share.

          (f) Employer shall extend until July 31, 2005, the exercise period within which Employee may exercise one million (1,000,000) common stock option shares granted to Employee in July 2001 under Employer's Long-Term Stock Incentive Plan at an exercise price of $1.25 per share.

     4.   Medical Coverage; Other Benefits
          --------------------------------

          (a) Without limiting the materiality of other paragraphs of this Agreement, it is agreed that the provisions of this Paragraph 4 are a material part of this Agreement.

          (b) Employer agrees to maintain Employee on an Employer health care plan through July 31, 2005, under the same terms applicable to existing employees of Employer.

          (c) Employer may elect to change the health care and other welfare benefit plans offered to all Employer's employees and, in such event, Employee agrees to accept the level of coverage offered to all existing employees at his level.

          (d) Employee's benefit period under COBRA shall begin on July 31, 2005.

          (e) Employee's eligibility to participate in ICII's Deferred Executive Compensation Plan ("DEC") and the ICII 401(k) Plan shall cease upon Employee's Termination Date.

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          (f)  All unexercised grants of ICII common stock options previously issued to Employee under Employee's 1992 and 1996 Stock Option Plans shall continue to vest, be exercisable and expire in accordance with each such option grant's original vesting schedule until July 31, 2005, after which date all such unexercised stock option grants shall immediately expire.

          (g) Employee and Employer agree to cooperate fully with one another in implementing the provisions of Paragraphs 3 and 4. Specifically, Employee agrees not to exercise any of the above-referenced Employer common stock
       ---
options, or to purchase any of Employer's outstanding common stock in the open market, if such exercise and/or purchase would increase the number of shares of Employer's common stock attributable to Employee so as to breach Employee's representation in Paragraph 6 below as of the date of such exercise and/or purchase, without obtaining the prior written approval of Employer.

     5.   Confidentiality
          ---------------

          Except for disclosures required by law, both parties represent and agree that they will keep the terms, payment amounts and existence of the Agreement completely confidential, and that they will not hereafter disclose any information concerning this Agreement to anyone other than the Employee's spouse, prospective employers and professional advisors of Employee and representatives, employees, agents and regulatory authorities of Employer, who, if told such matters, will be informed of this confidentiality clause, except as required by legal process. Employer agrees that its contractual obligations to Employee shall not be reduced or eliminated as a result of opposition, if any, expressed by regulatory authorities.

     6.   Representation
          --------------

          Employee and Employer represent and agree that (i) they fully understand their right to discuss all aspects of this Agreement with their respective attorneys if they desire, (ii) they each have carefully read and fully understand all of the provisions of this Agreement and (iii) they are voluntarily entering into this Agreement. Employee represents and warrants that as a result of the issuance of shares pursuant to this Agreement neither (i) Employee (after application of all of the rules that can increase shareholders ownership of Employer under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code")), nor (ii) any party related to Employee within the meaning of Section 382(l)(3)(A) of the Code, nor (iii) any entity of which Employee is deemed to be a member under Treasury Regulation Section 1.382-3(a)(l), shall be considered a 5% owner of Employer within the meaning of Section 382 of the Code.

     7.   General Release
          ---------------

          As a material inducement to Employer's decision to enter into this Agreement, Employee hereby irrevocably and unconditionally releases, acquits and forever discharges the Employer and its owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such parent companies, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of

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them, or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to rights under federal, state or local laws which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time heretofore had, owned or held, or claimed to have, own or hold, or which Employee at any time hereinafter may have, own or hold, or claim to have, own or hold against Employer or any of the other parties, including any claims for compensation or benefits that could be asserted under the Employment Agreement, but not including claims arising out of the breach of this Agreement.

          Employee expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance of such specific waiver of
Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

          Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the parties, Employee expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which Employee does not know or suspect to exist in his favor at the time of execution hereof, and this Agreement contemplates the extinguishment of all such claim or claims, except any claim arising out of the breach of this Agreement and Employee's Agreement for Consulting Services.

     8.   Indemnification and Director's and Officer's Liability Insurance
          ----------------------------------------------------------------

          Employee shall, after the Termination Date, retain all rights to indemnification, defense and advancement of expenses under applicable law, under Employer's Articles of Incorporation, By-Laws, corporate resolutions and other governing documents, as they may be amended or restated from time to time. In addition, Employer shall seek to maintain Directors' and Officers' liability insurance on behalf of Employee.

     9.   Nondisparagement, Cooperation and Support
          ------------------------------------------

          (a) Employee agrees not to make any disparaging remarks about Employer, its subsidiaries or affiliates, or any of its or their officers, directors and employees. Employee further agrees to observe fully the provisions of the Agreement for Consulting Services, including the non-competition and confidentiality provisions of Article IV thereof.

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          (b)  Employee represents and agrees that he will not voluntarily provide testimony, documents, information or any other material to any party or their counsel involved in litigation against Employer or threatened litigation against Employer. If requested by any party or their counsel to provide such testimony, documents, information or other materials, Employee agrees to notify the Office of the General Counsel of Employer, in writing, within forty-eight
(48) hours of such a request. Such written notification shall be made to Irwin
L. Gubman, Esq., 23550 Hawthorne Blvd., Suite 210, Torrance, CA 90505.

          (c) If served with a valid subpoena or other valid formal process, Employee agrees to meet with counsel designated by Employer to prepare for his testimony, production of documents, information or other materials. Employee agrees that he will cooperate with counsel designated by Employer for such purposes. Employer will reimburse Employee for any documented lost salary or other documented and reasonable out-of-pocket expenses connected with such cooperation. If Employee provides testimony, documents, information or other materials in response to a valid subpoena or other valid formal judicial process, Employee agrees to provide only truthful and accurate testimony in any proceeding involving Employer.

     10.  Revocation
          ----------

          Employee has a period of seven (7) days following the execution of this Agreement by all parties hereto to revoke this Agreement by providing written notice of such revocation to Irwin L. Gubman, ICII's General Counsel. This Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired without Employee having exercised Employee's right of revocation.

     11.  Federal Age Discrimination in Employment Act
          --------------------------------------------

          Employee fully understands, acknowledges and agrees that among the claims Employee is waiving, releasing and forever discharging by the execution of this Agreement are all claims arising under the Federal Age Discrimination in Employment Act of 1967, 29 U.S.C. section 621 et seq. Employee further fully
                                              -- ---
understands, acknowledges and agrees that Employee:

          (a) Has been given at least twenty-one (21) days within which to consider this Agreement before executing it.

          (b) Has carefully read and fully understands all of the terms and provisions of this Agreement.

          (c) Is, by the execution of this Agreement, waiving, releasing and forever discharging Employer from all claims that Employee has or may have against the Employer, including but not limited to any claims of age discrimination.

          (d) Knowingly and voluntarily agrees to all of the terms and provisions of this Agreement.

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          (e)  Knowingly and voluntarily intends to be legally bound by all of the terms and provisions of this Agreement.

          (f) Was previously advised, and is hereby further advised, in writing to consult with an attorney of Employee's choice before executing this Agreement.

          (g) Has a period of seven (7) days following the execution of this Agreement by all parties hereto to revoke this Agreement by providing written notice of such revocation to Irwin L. Gubman and was previously advised, and is hereby further advised, in writing that this Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired without Employee having exercised Employee's right of revocation.

          (h) Understands that any claims under the Federal Age Discrimination in Employment Act of 1967, 29 U.S.C. section 621 et seq., that may arise after
                                                 -- ---
the date this Agreement is executed by all parties hereto are not waived.

               If Employee does not revoke this Agreement within the seven (7) day revocation period, Employee agrees to mail to Mr. Gubman the original of a letter Employee has executed confirming Employee has not exercised Employee's right to revoke. Promptly after receipt of said letter as executed by Employee, Employer agrees to implement Paragraph 3 of this Agreement.

     12.  General Provisions
          ------------------

          (a) The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

          (b) The terms of this Agreement shall inure to the benefit of and be binding upon the parties and their successors, agents, heirs, parent companies, subsidiaries and assigns.

          (c) Any controversy or claim arising out of or relating to this Agreement or the breach thereof (including the arbitrability of any controversy or claim), shall be settled by arbitration in the City of Los Angeles in accordance with the laws of the State of California by one arbitrator. If the parties cannot agree on the appointment of an arbitrator, then the arbitrator shall be appointed by the American Arbitration Association. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of an arbitrator which shall be as provided in this Paragraph 11. The cost of any arbitration proceeding hereunder shall be borne equally by the Employer and the Employee. The award of the arbitrator shall be binding upon the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

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          If it shall be necessary or desirable for the Employee to retain legal counsel and incur other costs and expenses in connection with the enforcement of any or all of his rights under this Agreement, and provided that the Employee substantially prevails in the enforcement of such rights, the Employer shall pay (or the Employee shall be entitled to recover from the Employer, as the case may be) the Employee's reasonable attorneys' fees and costs and expenses in connection with the enforcement of his rights including the enforcement of any arbitration award.

     (d) This Agreement and any amendment or supplement hereto may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (e) This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, negotiations and other dealings between the parties. This Agreement may only be amended in writing by a written amendment signed by both the Employer and Employee.

  THIS AGREEMENT is executed by or on behalf of the parties as of the date set forth after each party's signature.


______________________________
Name: H. Wayne Snavely
Date:

IMPERIAL CREDIT INDUSTRIES, INC.


By:________________________________
Date:

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